Exhibit 99.1

             American Technical Ceramics Corp. Announces
                   Second Quarter Financial Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Feb. 1, 2007--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the second fiscal quarter ended December 31, 2006.

    Net sales for the quarter ended December 31, 2006 increased 5% to $20,634,000 from $19,678,000 in the comparable quarter in fiscal year 2006. Net income amounted to $1,192,000, or diluted earnings per common share of $0.13, compared with net income of $1,929,000, or diluted earnings per common share of $0.22, for the comparable quarter ended December 31, 2005.

    Net sales for the six months ended December 31, 2006 increased 18% to $43,691,000 from $37,180,000 in the comparable period in fiscal year 2006. Net income amounted to $4,332,000, or diluted earnings per common share of $0.48, compared with net income of $1,238,000, or diluted earnings per common share of $0.14, for the comparable period ended December 31, 2005.

    Management stated that the increase in net sales for the three and six month periods as compared to the comparable periods of the prior fiscal year was primarily due to strong demand across most of the Company's major product lines particularly to customers in the semiconductor equipment, military and fiber optic markets.

    Net income decreased for the three months ended December 31, 2006 compared to the comparable period in the prior fiscal year primarily due to lower gross margins which, in turn, was primarily due to increased manufacturing expenses and a less favorable sales mix.

    Net income increased for the six months ended December 31, 2006 compared to the comparable period in the prior fiscal year primarily due to the increased revenues and in part to increased material reclamation. In addition, management noted that the prior year's results were negatively impacted by the attempted conversion of part of the Company's sales and manufacturing functions to its Enterprise Resource Planning System.

    Bookings for the three months ended December 31, 2006 were approximately $22.6 million, an increase of 3% from the comparable period in the prior fiscal year and 17% over the levels achieved in the immediately preceding quarter of the current fiscal year. These increases are primarily due to the strong demand from customers in the semiconductor equipment, fiber optic, military, and wireless infrastructure markets.

    Victor Insetta, President and Chief Executive Officer of the Company, stated, "The seasonality that we typically experience in the second quarter of our fiscal year extended longer than usual. That seasonality, coupled with expenses associated with the previously announced reduction in headcount and the manufacturing initiative we have launched in Costa Rica contributed to the decline in earnings quarter to quarter. The business environment has improved substantially since the beginning of the calendar year as evidenced by robust bookings. We have more than ample capacity to meet the expanding demand we are seeing and expect to continue to see. We remain optimistic about our prospects for the full fiscal year."

    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:



                       Friday, February 2, 2007
                       11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
        (877) 391-6852 (USA) and (617) 213-5515 (International)
                         Passcode 41863087


    A replay of the call will be available for approximately two weeks beginning shortly after the call ends. The numbers to call to hear the replay are 888-286-8010 (USA) and 617-801-6888 (International). The access code is 35867586.

    A live webcast of the call will begin at 11:00 A.M., Eastern Time, on Friday, February 2, 2007. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.



          American Technical Ceramics Corp. and Subsidiaries
----------------------------------------------------------------------
                (in thousands, except per share data)


              Condensed Consolidated Balance Sheet Data
----------------------------------------------------------------------
                                 December 31, 2006     June 30, 2006
                                 ------------------  -----------------
                                    (unaudited)          (audited)
Cash and Investments                 $       8,911        $     8,324
Accounts Receivable                          9,567             12,719
Inventories                                 38,329             33,255
Current Assets                              62,625             58,805
Total Assets                                93,936             90,543
Current Liabilities                         10,929             12,156
Total Liabilities                           20,103             22,476
Total Stockholders' Equity                  73,833             68,067

         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                          Three Months Ended
                                              (unaudited)
                                 -------------------------------------
                                 December 31, 2006   December 31, 2005
                                 ------------------  -----------------
Net Sales                            $      20,634        $    19,678
Gross Profit                                 7,085              7,965
Operating Income                             1,871              2,993
Net Income                                   1,192              1,929
Earnings Per Common Share:
    Basic                            $        0.14        $      0.23
    Diluted                          $        0.13        $      0.22
Weighted Average Common Shares
 Outstanding:
    Basic                                    8,762              8,538
    Diluted                                  9,038              8,816

         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                           Six Months Ended
                                              (unaudited)
                                 -------------------------------------
                                 December 31, 2006   December 31, 2005
                                 ------------------  -----------------
Net Sales                            $      43,691        $    37,180
Gross Profit                                16,980             11,840
Operating Income                             6,732              2,106
Net Income                                   4,332              1,238
Earnings Per Common Share:
    Basic                            $        0.50        $      0.15
    Diluted                          $        0.48        $      0.14
Weighted Average Common Shares
 Outstanding:
    Basic                                    8,730              8,527
    Diluted                                  9,006              8,833

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             Vice President
             invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             Senior Vice President
             ajordan@hfgcg.com